Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust II and to the use of our report dated May 28, 2024 on the financial statements and financial highlights of AXS Change Finance ESG ETF, AXS Green Alpha ETF, and AXS Esoterica NextG Economy ETF, to the use of our report dated June 14, 2024 on the financial statements and financial highlights of AXS Astoria Inflation Sensitive ETF, and to the use of our report dated June 28, 2024 on the financial statements and financial highlights of AXS Knowledge Leaders ETF, each a series of Investment Manager Series Trust II. Such financial statements and financial highlights appear in the 2024 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 26, 2024